Midas Management Corporation

11 Hanover Square

New York, NY 10005

April 29, 2008

Board of Directors

Midas Dollar Reserves, Inc.

11 Hanover Square

New York, NY 10005

Dear Gentlemen:

Midas Dollar Reserves, Inc. (the “Company”) has entered into an Investment Management Agreement with Midas Management Corporation (the “Investment Manager”) whereby the Investment Manager provides investment management services to the Company.

We hereby agree to waive the fees payable to us under the Investment Management Agreement for the period from April 29, 2008 to April 29, 2009. This agreement may only be amended or terminated with the approval of the Company’s Board of Directors.

This agreement is subject to the terms and conditions of the Investment Management Agreement and shall be governed by, and construed and enforced in accordance with the laws of the State of New York, except insofar as federal laws and regulations are controlling.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

MIDAS MANAGEMENT CORPORATION

By:	/s/ Thomas B. Winmill
Thomas B. Winmill, President

The foregoing agreement is

hereby accepted as of April 29, 2008:

MIDAS DOLLAR RESERVES, INC.

By:	/s/ Thomas O’Malley
Thomas O’Malley, Treasurer and Vice President